Exhibit 5.7

75th Anniversary
1931 - 2006

May 8, 2006

AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri 64105

  Re:
  $325,000,000 aggregate principal amount of 11% Senior Subordinated Notes due February 1, 2016 of AMC Entertainment Inc. issued in exchange for $325,000,000 aggregate principal amount of 11% Series A Senior Subordinated Notes due February 1, 2016 of AMC Entertainment Inc.

Ladies and Gentlemen:

        We have acted as special counsel in the State of Michigan to Loeks-Star Partners ("Guarantor"), which we are informed is wholly-owned, indirectly, by AMC Entertainment Inc., a Delaware corporation ("Issuer"), in connection with (1) the proposed issuance by the Issuer in an exchange offer ("Exchange Offer") of $325,000,000 aggregate principal amount of 11% Series B Senior Subordinated Notes due February 1, 2016 ("Exchange Notes"), which we are informed are to be registered under the Securities Act of 1933, as amended ("Securities Act"), in exchange for a like principal amount of the Issuer's outstanding 11% Senior Subordinated Notes due February 1, 2016 ("Initial Notes"), which we are informed have not been, and will not be, so registered and (2) the guarantee of the Exchange Notes by the Guarantor ("Exchange Guarantee").

        We are informed that the Initial Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of January 26, 2006, among the Issuer, the Guarantor, other guarantor subsidiaries of the Issuer, HSBC Bank USA, National Association, as trustee ("Trustee"), and others ("Original Indenture"), as supplemented by a First Supplemental Indenture, dated April 20, 2006, among the same parties ("Supplemental Indenture") (referred together as the "Indentures"). We are further informed that the terms of the Exchange Guarantee are contained in Article XI and XII of the Original Indenture. Each capitalized term that is defined in the Indenture and not otherwise defined in this opinion letter has the meaning that the Indentures give it.

        In connection with this opinion letter, we have examined, and have relied upon the factual statements contained in, the following:

  •
  A copy of the Original Indenture that we received by electronic mail on May 1, 2006, from Latham & Watkins LLP.

  •
  A copy of the Supplemental Indenture that we received by electronic mail on May 4, 2006 from Latham & Watkins LLP.

  •
  A Partners' Certificate of Loeks-Star Partners dated July 30, 2004 signed by Loeks Acquisition Corp. ("Acquisition") and Star Theatres of Michigan, Inc., ("Star") including the attachments to it, which are Guarantor's Partnership Agreement and amendments to it and a Consent of Partners of Loeks-Star Partners ("2004 Certificate").

  •
  A Partners' Certificate of Loeks-Star Partners dated January 26, 2006, signed by Acquisition and Star ("2006 Certificate").

WARNER NORCROSS & JUDD LLP
ATTORNEYS AT LAW
900 FIFTH THIRD CENTER    •    111 LYON STREET, N.W.
GRAND RAPIDS, MICHIGAN 49503-2487    •    WWW.WNJ.COM

  •
  An Officer's Certificate of Star Theatres of Michigan, Inc., dated May 8, 2006, including the attachments to it ("Star Certificate").

  •
  An Officer's Certificate of Loeks Acquisition Corp., dated May 8, 2006, including the attachments to it ("Acquisition Certificate").

        We have assumed (1) the genuineness of all signatures and of all documents that have been submitted to us as originals, (2) that each copy that has been submitted to us conforms to the original, (3) the legal capacity of each natural person and (4) as to each document to be entered into by the Trustee, the Representatives or any other Person, that each Person, other than the Guarantor, that has executed the document had the power to enter into and perform its obligations under it and that the document has been duly authorized, executed and delivered by, and is binding on and enforceable against, that Person. We also have assumed the continuing accuracy of the statements contained in the 2004 Certificate, the 2006 Certificate, the Star Certificate and the Acquisition Certificate and that the resolutions and actions of Star and Acquisition described in the 2006 Certificate, the Star Certificate and the Acquisition Certificate have not been modified and remain in full force and effect.

        Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we express the following opinions:

        1.     The Guarantor is a general partnership that was formed and validly exists under the laws of the State of Michigan.

        2.     The execution, delivery and performance of the Exchange Guarantee were duly authorized by all requisite partnership action of the Guarantor.

        The opinions expressed above are subject to the following assumptions, limitations and qualifications:

        A.    We do not express an opinion as to laws, statutes, rules, or regulations other than the laws, statutes, rules and regulations of the State of Michigan (excluding municipal and other local ordinances, codes and regulations). We note, however, that the Indenture provides that it is to be governed by New York law.

        B.    We do not express an opinion as to state or federal laws, statutes, rules, or regulations relating to the issuance or registration of the Initial Notes, the Additional Notes or the Exchange Notes.

        C.    Our opinions are matters of professional judgment and are not a guaranty of' results. This opinion letter is limited to the matters set forth in it, and no opinions are intended to be implied or may be inferred beyond those that are expressly stated above.

        We consent to (1) the filing of this opinion with the Securities and Exchange Commission ("SEC") as an exhibit to the registration statement on Form S-4 filed by the Issuer and the Guarantors with the SEC for the purpose of registering the Exchange Notes under the Securities Act, (2) the reference to our firm under the caption "Legal Matters" contained in the Prospectus included in that registration statement and (3) Latham & Watkins LLP's relying upon this opinion in providing any opinion that they deliver in connection with the foregoing. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
WARNER NORCROSS & JUDD LLP
By	/s/ James H. Breay James H. Breay A Partner